EXHIBIT 3.5

Commercial Agreement

April 29, 2015

The sale and purchase of goods between ALIMENTOS KAMUK INTERNACIONAL (COSTA RICA) S.A., with corporate ID number 3-101-031116, herein identified as “Seller”, and FWF HOLDINGS, INC., herein identified as “Buyer”, will be governed by the following terms and conditions:

1. Payment:

a.	For the first purchase order, the purchase price must be paid in whole in advance. No exceptions apply.

b.

Regarding the second order and all orders after that one, 50% of the purchase price will be paid in advance (according to the pro-forma invoice amount) and the outstanding 50% may be paid 30 calendar days from the date of departure from Costa Rica (shipment document date). In cases when the Buyer requests to postpone shipment, the 30-day credit will apply as of the originally stipulated delivery date.

c.	Revisions in the percentage of payment in advance may apply, at Seller´s discretion, when trade relationship exceeds US$100,000.00 per year. Nonetheless, credit days will not exceed 30 calendar days.

d.

Payment will be made by wire transfer. Payments by check are not allowed. All bank charges (commissions) in origin and destination must be paid by Buyer. Seller must receive in its bank account the full amount stated in the Buyer’s account statement.

e.	If there are late payments, new purchase orders will not be processed nor complete orders shipped.

2. Delivery Terms:

a.

Seller has a delivery lead-time of 30 calendar days from the moment it confirms receipt of the purchase order. For the purposes of this document, delivery means to load the container(s) in Seller’s warehouse.

b.	The Buyer agrees to a 5% variation from the original quantities in the purchase order, expressed in cases, with a maximum variation of 75 cases.

c.	Minimum production is a full pallet of the same product. No exceptions apply.

d.

For delivery and in regards to Seller’s responsibilities, the commercial term is EX WORKS. Seller is not responsible for the handling or damaging of the product once it is loaded in a transportation unit (container). Additionally, Buyer shall pay for freight and/or insurance costs. However, Seller will take care of the customs paperwork in Costa Rica, charging US$100.00 for this documentation. Additionally, Buyer will be charged for courier costs if Buyer requires signed original documents.

e.	Seller reserves the right to accept or reject changes and/or revisions to purchase orders. If the order has not been produced, Seller will do its best to adjust the order to the Buyer’s convenience.

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3. Pricing Policy

a.	Annual increases: There will be a 5%-7% annual price increase obeying general increases in production costs and raw materials.

b.	Extraordinary increases will apply in case of unforeseen variations in the cost of raw materials or services with valid justification and proof.

c.	Volume Discounts: Discounts are negotiated starting from 10 pallets of a single product.

d.	Incoterms: EX WORKS (the purchase price covers the making of the product but does not include additional elements such as transportation, handling, insurance, etc.)

e.	Prices are always quoted in US dollars.

4. Buyer’s Property

a.	Product formulations will be Buyer’s property only when Buyer has granted said formulations.

b.	Packaging Materials: All packaging material design will be Buyer’s property and will be used by Seller only for Buyer’s products.

5. Printing Format and Shelf Life

a.	The Buyer must provide the relevant information regarding the expiration date and any additional text to print on bottles. It is mandatory to include the lot number assigned by Seller.

b.

Seller will guarantee the product for one (1) year shelf life. If the Buyer wants to extend the warranty, it can be printed on the bottle, however, the Buyer will be held responsible for all damages, claims and returns of any kind after the first twelve months, and Buyer will indemnify, defend and hold Seller harmless in all of these situations.

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6. Packaging Material

a.	Buyer must supply the artwork for the labels, according to specifications given by Seller to ensure proper labeling during production.

b.

The cost of the labels will be included in the product purchase price if the order is 2 pallets or more per product, otherwise, Seller can provide the printing service but the label cost will be charged to Buyer's account.

c.	Customized material: If the Buyer requires custom-made shrink bands, bags or printed carton boxes, the cost should be covered by the Buyer.

d.

Labels, paper necks, shrink bands, stickers and other packing material sent by the Buyer will remain in Seller’s custody and responsibility for a 3-years period from receipt in Seller’s warehouse. After said period, Seller is not responsible for material deterioration. Seller is authorized to dispose packaging material after 5 years of storage.

e.	The Buyer must cover all of the customs clearance, taxes or charges incurred when importing the packaging material.

f.

Changes in labels: For each product, the Seller shall keep labels in stock for at least three future purchase orders, calculated on the basis of the average of the last three orders. Buyer must inform Seller of changes in labels three purchase orders in advance. If the Buyer wants to use the new label at an earlier time, the cost of the unused stock must be reimbursed to Seller by Buyer.

7. Applicable Law

This agreement shall be construed and interpreted according to the laws of the Republic of Costa Rica. The Convention for the International Sale of Goods (CISG) will not be applicable to interpret the terms of this agreement.

8. Arbitration

Any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this document, its performance, liquidation, interpretation, validity or any breach thereof, shall be resolved through arbitration before the Conciliation and Arbitration Center of the Costa Rican Chamber of Commerce (CCA) and in accordance to the Arbitration Rules of such center to which the Buyer hereby agree to submit voluntarily and unconditionally and claim knowledge thereof. The arbitration tribunal will be composed by three arbitrators who will decide at law, being able each of the Parties to choose one member, and the outstanding member, who will serve as President of the arbitration tribunal, being appointed by the CCA. The award rendered pursuant to such arbitration shall be in writing and will be final, binding and conclusive between the parties. The award shall have no further recourse, except for those provided for review and nullity. Once the award is rendered and is final, it will produce the effects of res judicata and the parties must comply with the award without delay. Costs related to the arbitration procedure and arbitrators shall be borne by the parties in equal proportion as the arbitration procedure advances, unless the arbitration tribunal decides otherwise. The laws of Costa Rica shall govern the conflict.

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9. Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.  Excuses for Non-Performance

Seller will be excused from the obligations of this agreement to the extent that performance is delayed or prevented by any circumstances reasonably beyond its control, force majeure, acts of God, strikes or other labor trouble, inconveniences or interruptions in transportation that may affect the delivery as agreed herein, or compliance with any law, regulation, order, recommendation, or request of any governmental authority.

11.  Entire Agreement

This document constitutes and expresses the entire agreement between Seller and Buyer as to all the matters herein referred to. All previous discussions, promises, representations and understandings relative thereto among the Parties are thus inapplicable.

12.  Confidentiality

Parties hereto agree that the terms and conditions of this agreement shall remain strictly confidential. The Parties agree that all information received and studied for the purposes of this agreement shall only be used to properly access this transaction and shall refrain form disclosing this information to any third party.

Accepted By:

BUYER: Nami Shams, President, FWF Holdings Inc.

Date: April 29, 2015

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